EXHIBIT A

Transactions in the Issuer During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Person. All such transactions were effected in the open market through brokers and the price per share is net of commissions.

Trade Date	Shared Purchased (Sold)	Price Per Share ($)
5/5/2014	66.81	(100,000)
5/6/2014	65.03	(317,008)
5/20/2014	62.17	167,008
5/21/2014	58.41	250,000
5/29/2014	56.36	50,000
5/29/2014	56.40	100,000
5/29/2014	56.44	306,412
5/30/2014	56.92	12,400
5/30/2014	57.14	9,100
5/30/2014	57.23	392,318
6/2/2014	57.53	26,955
6/2/2014	57.66	173,454
6/3/2014	57.54	99,674
6/3/2014	57.68	140,000
6/4/2014	57.82	306,123
6/5/2014	58.00	300
6/11/2014	57.68	27,500
6/11/2014	57.70	35,000
6/11/2014	57.82	554,995
6/11/2014	58.02	35,300
6/12/2014	57.63	46,800
6/12/2014	57.81	842,550
6/12/2014	57.87	131,500
6/17/2014	58.42	82,525
6/19/2014	58.28	184,321
6/20/2014	57.28	136,296
6/23/2014	58.20	275,300
6/24/2014	59.25	12,502
6/24/2014	59.26	69,698
6/24/2014	59.52	29,900
6/25/2014	59.20	429,200
6/26/2014	60.39	20,959
6/27/2014	60.96	135,883
6/30/2014	59.78	50,000
6/30/2014	59.84	79,169
6/30/2014	59.85	138,900
7/2/2014	59.77	102,000
7/2/2014	59.83	50,000